Exhibit 97.1

Bancolombia S.A.
CLAWBACK POLICY
I. BACKGROUND

Bancolombia S.A. (the “Company”) has adopted this policy (the “Policy”) to regulate the process of recuperating excess Incentive-Based Compensation granted to Executive Officers in the event of a Restatement of its financial statements.
This Policy is intended to comply with, and will be interpreted to be consistent with, the requirements of Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual (the “Listing Standard”).
The terms in uppercase will have the meaning assigned to them within this document.

II. STATEMENT OF POLICY

The Company will recover the amount of erroneously awarded Incentive-Based Compensation in the event that the Company is required to prepare an accounting restatement of its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, (the “Restatement”) including accounting restatements made to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
In compliance with this Policy, the Company must recover the erroneously awarded Incentive-based Compensation except to the extent provided under Section V below.

III. SCOPE OF POLICY

A.Covered Persons and Recovery Period

This Policy applies to Incentive-Based Compensation received by an Executive Officer who served as such at any time during the performance period for that Incentive-Based Compensation, while the Company has securities listed on an American Securities Exchange.
The Company shall recover the erroneously awarded Incentive-Based Compensation received during the three completed fiscal years immediately preceding the date on which the Company is required to prepare a Restatement (the “Recovery Period”).
Notwithstanding this look-back requirement, the Company is only required to apply this Policy to the Incentive-Based Compensation received by the Executive Officers on or after October 2, 2023.
For purposes of this Policy, the Incentive-Based Compensation shall be deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure is attained, even if the payment occurs after the end of that fiscal period.

B.Transition Period

This Policy applies to any transition period that results from a change in the Company´s fiscal year within the Recovery Period, provided that the transition period between the last day of previous fiscal year and the first day of the new fiscal year that comprises a period of nine to 12 months and is considered a complete fiscal year.

C.Determining Recovery Period

For the purpose of determining the Recovery Period, the date on which it is considered that the Company was required to prepare the Restatement is the earliest that occurs between:
•The date the Board of Directors concludes, or reasonably should have concluded, the Company is required to prepare a Restatement, and
•The date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.

For clarity, the Company’s obligation to recover erroneously awarded Incentive-Based Compensation under this Policy is not dependent on if or when a Restatement is filed

IV. AMOUNT SUBJECT TO RECOVERY

(a)Recoverable Amount: The amount of Incentive-Based Compensation subject to recovery under this Policy is the amount that exceeds the amount of Incentive-Based Compensation that would have been received had it been determined based on the restated amounts, computed without regard to any taxes or social security paid.

(b)Compensation based on stock price or TSR: For Incentive-Based Compensation based on stock price or total shareholder return (“TSR”), where the amount of erroneously awarded Incentive-Based Compensation is not subject to mathematical recalculation, the recoverable amount will be determined by the Designation, Compensation and Development Committee based on a reasonable estimate of the effect of the Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received. In such event, the Company must maintain documentation that supports the determination of the estimation and provide such documentation to NYSE.

V. EXCEPTIONS

In compliance with this Policy, the Company shall recover the overpaid Incentive-Based Compensation reasonably promptly, except to the extent that the conditions set out below are met and that the Designation, Compensation and Development Committee determines that recovery would be impracticable:

(a)Direct expense exceeds recoverable amount. The direct expense paid to a third party to assist in the enforcement of this Policy would exceed the amount to be recovered; provided, however, that before concluding it would be impracticable to recover any amount of the erroneously awarded Incentive-Based Compensation based on expense of enforcement, the Company has made a reasonable attempt to recover the such erroneously awarded Incentive-Based Compensation, has documented said attempt, and has provided the documents to NYSE.

(b)Violation of Home Country Law. Recovery would violate Colombian law where such law was adopted prior to November 28, 2022; provided, however, that the Company obtains an opinion of a Colombian counsel acceptable to NYSE in that sense and provides such opinion to NYSE.

(c)Recovery from Certain Tax-Qualified Retirement Plans. Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

VI. PROHIBITION AGAINST INDEMNIFICATION

Notwithstanding the terms of any indemnification arrangement or insurance policy with any Executive Officer covered by this Policy, the Company will not indemnify any Executive Officer or former Executive Officer for the devolution of the overpaid Incentive-Based Compensation, nor will it pay or reimburse any costs associated with the hiring of insurance to finance the amounts recoverable under this Policy.

VII. DISCLOSURE

The Company will file all disclosures with respect to this Policy in accordance with the requirements of the U.S. Federal securities laws, including the disclosure required by the applicable Securities and Exchange Commission (“SEC”) filings and the Colombian securities law regarding relevant information.

VIII. DEFINITIONS

The following terms will have the following definitions for the purposes of this Policy:
“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for the Company. Executive officers of the Company’s subsidiaries are deemed Executive Officers of the Company if they perform such policy making functions for the Company. Policy-making function is not intended to include policymaking functions that are not significant. Identification of an Executive Officer for purposes of this Policy will include at a minimum executive officers identified pursuant to 17 CFR 229.401(b).
“Financial Reporting Measures” means any of the following:
(i) measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, (ii) stock price and (iii) TSR. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.
“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

IX. ADMINISTRATION; AMENDMENT; TERMINATION

All determinations under this Policy will be made by the Board of Directors, including determinations regarding how any recovery of the overpaid Incentive-Based Compensation under this Policy is effected. Any determinations of the Board of Directors will be final, binding and conclusive and need not be uniform with respect to each individual covered by this Policy.
The Board of Directors may amend or terminate this Policy anytime.

X. EFFECTIVENESS; OTHER RECOUPMENT RIGHTS

This Policy shall be effective as of December 1st, 2023. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Bank and its subsidiaries and affiliates under applicable law or pursuant to the terms of any similar policy or similar provision in any employment agreement, equity award agreement or similar agreement.